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                                                                    EXHIBIT 10.5


                             MANAGEMENT AGREEMENT
                             --------------------


     THIS MANAGEMENT AGREEMENT ("Agreement") made this 21st day of November, 1997, between LSB INDUSTRIES, INC., an Oklahoma corporation ("LSB"), and CLIMACHEM, INC., an Oklahoma corporation ("ClimaChem").

                             W I T N E S S E T H:
                             -------------------

     WHEREAS, LSB owns 100% of the issued and outstanding shares of capital stock of ClimaChem, and ClimaChem owns, directly or through one or more intermediaries, 100% of all of the issued and outstanding shares of capital stock of the wholly owned subsidiaries of ClimaChem listed on Schedule 1 attached hereto (the "ClimaChem Subsidiaries");

     WHEREAS, LSB has historically provided to its subsidiaries various management services and has participated in the management of the ClimaChem Subsidiaries;

     WHEREAS, ClimaChem desires that LSB provide management services to ClimaChem and the ClimaChem Subsidiaries subject to the terms and conditions set forth herein; and

     WHEREAS, LSB desires to provide management services to ClimaChem and the ClimaChem Subsidiaries subject to the terms and conditions set forth herein; and

     NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereto agree as follows:

1.   Management Services.  Subject to the terms of this Agreement, LSB will
     -------------------
provide to ClimaChem and the ClimaChem Subsidiaries, on a nonexclusive basis, managerial oversight and guidance concerning the broad policies, strategic decisions and operations of ClimaChem and the ClimaChem Subsidiaries and the rendering of such further managerial assistance as deemed reasonably necessary by LSB ("Management Services") which is not covered by the Services Agreement (as defined below).

2.   Managerial Personnel.  To provide the Management Services described in
     --------------------
Section 1 hereof, LSB shall provide the services of its officers, directors, employees and agents that are not covered by the Services Agreement for the performance of such Management Services described herein.

3.   Services Agreement.  Notwithstanding anything herein to the contrary, this
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Agreement shall not limit or restrict the terms and provisions of that certain
Services Agreement ("Services
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Agreement"), dated November 21, 1997, entered into by and between LSB and
ClimaChem.

4.   Nonexclusivity.  LSB agrees that it shall, for the term of this Agreement,
     --------------
devote as much time, attention, energy and resources to the business of ClimaChem and the ClimaChem Subsidiaries as shall be reasonably necessary to perform its designated duties as described herein. However, it is acknowledged and understood by the parties hereto that LSB has been and is engaged in activities other than providing of management services for ClimaChem and the ClimaChem Subsidiaries hereunder, some of which activities may be in competition ("Competing Activities") with the activities of ClimaChem and/or any of the ClimaChem Subsidiaries. Further, it is acknowledged and understood by the parties hereto that LSB intends to continue to engage in such Competing Activities and may, from time to time, choose to engage in additional activities which may be in direct or indirect competition with the activities of ClimaChem and nothing contained herein shall prohibit LSB from engaging in such Competing Activities.

5.   Payment for Management Services.  The Company is to pay to LSB a Management
     -------------------------------
Fee each calendar year during the term of this Agreement in an amount not to exceed $1,800,000, subject to adjustment pursuant to Section 5.6 hereof ("Annual Management Fee Cap"), with such Annual Management Fee payable on a quarterly basis as follows:

     5.1  First Quarter Management Fee.  If at the end of the first quarter of
          ----------------------------
such calendar year (March 31), ClimaChem has a Consolidated EBITDA (as defined below) for the three- month period ended March 31 of such year of $6,500,000 or more, ClimaChem shall pay LSB the first quarter management fee ("First Quarter Management Fee") equal to the lesser of (i) $450,000 ("First Quarter Management Fee Cap") or (ii) an amount equal to the difference between the amount of the Consolidated EBITDA (as defined below) for ClimaChem for the first three month period ended March 31 of such year and $6,500,000.

     5.2  Second Quarter Management Fee.  If at the end of the second quarter of
          -----------------------------
such calendar year (June 30), ClimaChem has a Consolidated EBITDA for the six months ended June 30 of such year of $13,000,000 or more, ClimaChem shall pay LSB the second quarter management fee ("Second Quarter Management Fee") equal to the lesser of (i) $900,000 ("Second Quarter Management Fee Cap") less the amount paid to LSB, if any, by ClimaChem as the First Quarter Management Fee during such year or (ii) an amount equal to the

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difference between the amount of the Consolidated EBITDA of ClimaChem for the six months ended June 30 of such year and $13,000,000.

     5.3  Third Quarter Management Fee.  If at the end of the third quarter of
          ----------------------------
such calendar year (September 30), ClimaChem has a Consolidated EBITDA for the nine months ended September 30 of such year of $19,500,000 or more, ClimaChem shall pay LSB the third quarter management fee ("Third Quarter Management Fee") equal to the lesser of (i) $1,350,000 ("Third Quarter Management Fee Cap") less the amount paid to LSB, if any, by ClimaChem as the First Quarter Management Fee and Second Quarter Management Fee during such year or (ii) an amount equal to the difference between the amount of the Consolidated EBITDA of ClimaChem for the nine months ended September 30 of such year and $19,500,000.

     5.4  Fourth Quarter Management Fee.  If at the end of such calendar year,
          -----------------------------
ClimaChem has a Consolidated EBITDA for the year ended December 31 of $26,000,000 or more, ClimaChem shall pay LSB the fourth quarter management fee ("Fourth Quarter Management Fee") equal to the lesser of (i) $1,800,000 ("Fourth Quarter Management Fee Cap") less the amount paid to LSB, if any, by ClimaChem as the First Quarter Management Fee, Second Quarter Management Fee and Third Quarter Management Fee during such year or (ii) an amount equal to the difference between the amount of the Consolidated EBITDA of ClimaChem for the twelve months ended December 31 of such year and $26,000,000.

     5.5  Management Fee Refund. If ClimaChem's Consolidated EBITDA for the
          ---------------------
twelve-month period ended December 31 is less than the sum of $26,000,000, then, within 90 days after December 31 of the year in question, LSB shall reimburse ClimaChem an amount equal to the amount of the First Quarter Management Fee, Second Quarter Management Fee, and Third Quarter Management Fee, if any, paid to LSB by ClimaChem during the year in question. If ClimaChem's Consolidated EBITDA for the twelve-month period ended December 31 in question equals or exceeds $26,000,000 but is less than $26,000,000 plus the amount, if any, paid by ClimaChem to LSB as the First Quarter Management Fee, Second Quarter Management Fee and Third Quarter Management Fee during such twelve-month period ended December 31, then, within 90 days after December 31 of such year, LSB shall reimburse ClimaChem the difference between $26,000,000 plus the amount, if any, paid by ClimaChem to LSB as the First Quarter Management Fee, Second Quarter Management Fee, and Third Quarter Management Fee during such twelve-month period in question and the amount of ClimaChem's Consolidated EBITDA for such twelve-month period ended December 31.

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     5.6  Management Fee Adjustment.  Effective the first day of each calendar
          -------------------------
year, the Annual Management Fee Cap, the First Quarter Management Fee Cap, Second Quarter Management Fee Cap, Third Quarter Management Fee Cap, and Fourth Quarter Management Fee Cap (collectively, Management Fee Caps") shall be increased so that the amount of the Management Fee Caps, as adjusted, as applicable, bears the same ratio to the amount of the Management Fee Caps, as applicable, on the first day of the immediately preceding calendar year (or to the initial Management Fee Caps, as applicable, in the case of the first adjustment) as the Official Consumer Price Index published by the Bureau of Labor Statistics, United States Department of Labor (1982-1984=100) for All Urban Consumers, ("CPI"), in effect on the first day of the calendar year in which the adjustment is made bears to the CPI on the first day of the calendar year immediately preceding, except that no reductions to the Management Fee Caps will be made pursuant to this Section 5.6 or any other section hereof.

     5.7  Person.  For the purposes of this Section 5 "Person" shall be defined
          ------
as any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof).

     5.8  Consolidated Net Income.  For the purposes of this Agreement
          -----------------------
"Consolidated Net Income" shall be defined as with respect to ClimaChem for any period, the net income (or loss) of ClimaChem and its Consolidated Subsidiaries (determined on a consolidated basis in accordance with generally accepted accounting principles ("GAAP")) for such period, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication): (a) all gains (but not losses) which are either extraordinary (as determined in accordance with GAAP) or are either unusual or nonrecurring (including any gain from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any capital stock),
(b) the net income, if positive, of any Person other than a wholly owned Consolidated Subsidiary, in which ClimaChem or any of its Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to ClimaChem or a wholly owned Consolidated Subsidiary of ClimaChem during such period, but in any case not in excess of ClimaChem's pro rata share of such Person's net income for such period, (c) the net income or loss of any Person acquired in a pooling of interests transaction by ClimaChem for any period prior to the date of such acquisition, (d) the net income, if positive, of any of ClimaChem's

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Consolidated Subsidiaries to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary.

     5.9  Indebtedness.  For purposes of this Agreement, "Indebtedness" of any
          ------------
Person is defined as, without duplication, (a) all liabilities and obligations, contingent or otherwise, of such Person, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except trade payables incurred in the ordinary course of its business, (iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (v) relating to any "Capitalized Lease Obligation," which for purposes herein means any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of the lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of the lessee, or (vi) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit; (b) all net obligations of such Person under Interest Swap and Hedging Obligations, as defined in Section 5.11, hereof; (c) all liabilities and obligations of others of the kind described in the preceding clause (a) or (b) that such Person has guaranteed or that is otherwise its legal liability or which are secured by any assets or property of such Person; and (d) any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b) or (c), or this clause (d), whether or not between or among the same parties; and (e) all Disqualified Capital Stock, as defined in Section 5.13, of such Person (measured at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends). For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value to be determined in good

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faith by the board of directors of the issuer (or managing general partner of the issuer) of such Disqualified Capital Stock.

     5.10  Consolidated Fixed Charges.  For purposes of this Agreement,
           --------------------------
"Consolidated Fixed Charges," shall be defined as the aggregate amount (without duplication and determined in each case in accordance with GAAP) of (a) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations, as defined in Section 5.9) of ClimaChem and its Consolidated Subsidiaries during such period, including (i) original issue discount and non-cash interest payments or accruals on any Indebtedness, (ii) the interest portion of all deferred payment obligations, and (iii) all commissions, discounts and other fees with respect to bankers' acceptances and letters of credit financings and currency and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period, and (b) the amount of dividends accrued or payable (or guaranteed) by ClimaChem or any of its Consolidated Subsidiaries in respect of preferred stock (other than by subsidiaries of ClimaChem to ClimaChem or ClimaChem's wholly owned subsidiaries). For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined in good faith by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

     5.11  Interest Swap and Hedging Obligation.  For purposes of this
           ------------------------------------
Agreement, "Interest Swap and Hedging Obligation" of any Person is defined as, any obligation of any Person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or floating rate of interest on the same notional amount.

     5.12  Consolidated EBITDA. For purposes of this Agreement, "Consolidated
           -------------------
EBITDA" shall be defined with respect to ClimaChem, for any period, the Consolidated Net Income of ClimaChem for such period adjusted to add thereto (to the extent deducted in determining Consolidated Net Income), without duplication, the sum

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of (i) consolidated income tax expense, (ii) consolidated depreciation and amortization expense, provided that consolidated depreciation and amortization of a Subsidiary that is a less than wholly owned Subsidiary shall only be added to the extent of the equity interest of the Company in such Subsidiary, (iii) other non-cash charges of the Company and its subsidiaries reducing Consolidated Net Income for such period, (iv) Consolidated Fixed Charges as calculated in
Section 5.10, hereof, and (v) any premium, penalty or prepayment fee paid by ClimaChem or any of its Consolidated Subsidiaries to prepay indebtedness as described under "Use of Proceeds" in the Company's Offering Memorandum, dated November 21, 1997, with respect to the Company's senior notes due 2007.

     5.13  Disqualified Capital Stock.  For purposes of this Agreement,
           --------------------------
"Disqualified Capital Stock" of any Person is defined as, (a) except as set forth in (b), with respect to any Person, any equity interest of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased (including at the option of the holder thereof) by such Person or any of its subsidiaries, in whole or in part, on or prior to __________, 2007 and (b) with respect to any subsidiary of such Person (including with respect to any subsidiary of ClimaChem), any equity interest other than any common equity with no preference, privileges, or redemption or repayment provisions.

     5.14  Consolidated Subsidiaries.  For purposes of this Agreement, a
           -------------------------
"Consolidated Subsidiary" of ClimaChem is defined as each subsidiary of ClimaChem (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of ClimaChem in accordance with GAAP.

6.   Term.  This Agreement is effective as of the date of this Agreement and
     ----
will continue for a period of ten years, unless sooner terminated pursuant to the terms of this Section 6. Notwithstanding the foregoing, LSB may terminate this Agreement on 30 days' prior written notice to ClimaChem if ClimaChem defaults under any of the terms or provisions of this Agreement, and such default is not cured to the reasonable satisfaction of LSB prior to the expiration of such 30-day period, or if LSB sells 50% or more of the issued and outstanding shares of the voting capital stock of ClimaChem or sells, transfers or disposes of all, or substantially all, of the assets of ClimaChem. The provisions of Sections 5, 7, and 8 hereof shall survive the termination of this Agreement.

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7.   Limitations on Liability and Indemnification.  The following provisions
     --------------------------------------------
will survive any termination of this Agreement:

     7.1  Limitations on Liability.  Except as otherwise provided in Section 8
          ------------------------
          hereof, neither party will have any liability under this Agreement (including any liability for its own negligence) for damages, losses or expenses suffered by the other party or its subsidiaries as a result of the performance or nonperformance of such party's obligations hereunder, unless such damages, losses or expenses are caused by, or arise out of, the willful misconduct of such party or the breach by such party of its obligations hereunder and such breach continues uncured for 30 days after the occurrence of such breach. In no event will either party have any liability to the other party for indirect, incidental or consequential damages that such other party or its subsidiaries or any third party may incur or experience on account of the performance or nonperformance of such party's obligations hereunder.

     7.2  Indemnification.  Subject to the limitations on liability set forth in
          ---------------
          the last sentence of paragraph 7.1, each party will indemnify, defend and hold harmless the other party and its directors, officers, employees, agents and representatives from and against all claims, liabilities, damages, losses and expenses (including reasonable attorneys' fees and expenses) caused by, or arising out of, the willful misconduct of such indemnifying party in the performance or nonperformance of its obligations hereunder or the breach by such indemnifying party of any of the express provisions of this Agreement and such breach remains uncured for 30 days after the occurrence of such breach. Nothing contained in this Section 7.2 shall limit ClimaChem's liability under Section 8 hereof.

8.   Indemnification.  ClimaChem agrees to indemnify and hold LSB, its officers,
     ---------------
directors, employees, agents and affiliates harmless from and against any and all losses, claims, obligations, liabilities, penalties, causes of action, damages, costs and expenses (including, without limitation, costs of defense, settlement and reasonable attorneys' fees and expenses) which any or all of them may hereafter be alleged to be liable for, suffer, incur, be responsible for, or pay out, arising out of (i) the manner, conduct, timing, sufficiency, adequacy, or any other aspect of the Management Services provided by LSB or at LSB's direction by any of its officers, directors, employees, agents and affiliates

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for, and on behalf of, ClimaChem or the ClimaChem Subsidiaries under this
Agreement, other than occurring from willful misconduct of LSB or (ii) the failure or delay by LSB or any other person or entity to perform any of the Management Services or any of LSB's obligations hereunder, other than occurring from the willful misconduct of LSB.

9.   Assistance.  ClimaChem agrees to assist LSB in performing its Management
     ----------
Services hereunder in any manner which LSB deems necessary and further agrees to furnish LSB in a timely manner with any documentation which LSB deems necessary to aid in performing its Management Services to ClimaChem hereunder.

10.  Assignment.  This Agreement may be assigned by LSB, without the consent of
     ----------
ClimaChem, to any of the following: (a) any party or entity affiliated with, or an affiliate of, LSB; (b) any party or entity with whom LSB and/or its parent company may merge or consolidate or to whom LSB may sell all, or substantially all, of its assets.

11.  Entire Agreement.  This Agreement contains and expresses the entire
     ----------------
agreement of the parties, and no other representations or conditions may be relied upon except as set out herein.

12.  Modification.  This Agreement may only be modified by the agreement of the
     ------------
parties hereto, in writing, and executed by both of the parties hereto.

13.  Governing Law.  This Agreement will be governed by, and interpreted in
     -------------
accordance with, the laws of the State of Oklahoma.

14.  Partial Invalidity and Captions.  If any clause or provision of this
     -------------------------------
Agreement is illegal, invalid, or unenforceable, then, in such event, it is the intention of the parties hereto the remainder of this Agreement will not be affected thereby, and it is also the intention of the parties to this Agreement that, in lieu of each clause or provision of this Agreement that is illegal or invalid or unenforceable, there be added as a part of this Agreement a clause or provision as similar in the terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal and valid and enforceable. The captions of each paragraph hereof are entered as a matter of convenience only and will not be considered to be of any effect in the construction of the provision or provisions of this Agreement.

15.  Notice.  All notices in this Agreement provided to be given by either party
     ------
hereto to the other will be deemed to have been given,

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when made in writing and deposited in the United States mail, certified and postage prepaid, addressed as follows:

     If to LSB:                     LSB Industries, Inc.
                                    16 South Pennsylvania
                                    Post Office Box 754
                                    Oklahoma City, Oklahoma  73101
                                    Attention: Chief Financial
                                               Officer

     with copy to:                  Office of the General Counsel
                                    LSB Industries, Inc.
                                    Post Office Box 754
                                    Oklahoma City, Oklahoma  73101

     If to ClimaChem                ClimaChem, Inc.
     or to the ClimaChem            16 South Pennsylvania
     Subidiaries:                   Post Office Box 754
                                    Oklahoma City, Oklahoma  73101
                                    Attention: President

The address to which any notice, demand or other writing may be given, made, or sent to either party may be changed by written notice given by such party as above provided.

16.  Waiver.  No waiver by either party with respect to any breach or default or
     ------
of any right or remedy and no course of dealing, will be deemed to constitute a continuing waiver or any other breach or default of any other right or remedy, unless such waiver is expressed in writing signed by the party to be bound. Furthermore, the failure of a party to exercise any right will not be deemed a waiver of such future right or rights.

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     IN WITNESS WHEREOF, the parties to the foregoing Agreement have hereunto set their hands the day and year first above written.

                                        LSB INDUSTRIES, INC.



                                        By_________________________
                                          Jim D. Jones
                                          Vice President and Controller


                                        CLIMACHEM, INC.



                                        By______________________________
                                          David R. Goss
                                          Vice President

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